QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MONOLITHIC SYSTEM TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	77-0291941 (I.R.S. Employer Identification No.)
1020 Stewart Drive, Sunnyvale, California 94085 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

        Securities Act registration statement file number to which this form relates: 333-43122

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share,
Series AA Preferred Stock, $0.01 par value per share
(Title of Class)

Explanatory Note

        This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A filed by Monolithic System Technology, Inc. (the "Company") on June 26, 2001, relating to the registration of (i) common stock with certain rights to purchase Series AA Preferred Stock and (ii) Series AA Preferred Stock (the "Form 8-A").

Item 1.    Description of Registrant's Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

        On February 23, 2004, the Board of Directors of the Company authorized and adopted a First Amendment (the "First Amendment") to Rights Agreement, entered into between the Company and Wells Fargo Bank, N.A., the stock transfer agent of the Company. The First Amendment amended the Rights Agreement (the "Rights Agreement") entered into between the Company and Wells Fargo Bank, N.A. on October 11, 2000. Furthermore, on December 14, 2004, the Board of Directors of the Company authorized and adopted a Second Amendment (the "Second Amendment") to Rights Agreement.

        The purpose of the First Amendment was to prevent Synopsys, Inc. ("Synopsis"), Mountain Acquisition Sub, Inc., a wholly owned subsidiary of Synopsis, and any of their respective Affiliates or Associates (as each such term is defined in the Rights Agreement) from triggering the Rights (as defined in the Rights Agreement) in connection with the proposed acquisition of the Company by Synopsis. By its terms, the First Amendment ceased to be effective upon termination of the Agreement and Plan of Merger and Reorganization dated as of February 23, 2004 among Synopsis, Mountain Acquisition Sub, Inc. and the Company, which termination occurred effective as of April 16, 2004.

        The purpose of the Second Amendment is to enable Ingalls & Snyder LLC ("I&S"), a registered broker dealer and investment advisor, to acquire common stock of the Company exceeding the 15% limitation on beneficial ownership under the Rights Agreement so long as such shares of common stock are not acquired or held with the purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having such purpose or effect. This exclusion is limited to shares of common stock as to which I&S brokerage account managers share dispositive power, have only non-discretionary voting power and have no direct or indirect pecuniary interest. Any single account holder or retail customer of I&S, and any single broker at I&S with respect to such broker's personal trading account, shall remain subject to the 15% limitation on beneficial ownership contained in the Rights Agreement.

Item 2.    Exhibits.

1.
First Amendment to Rights Agreement, dated as of February 23, 2004, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit (e)(4) of the Company's Schedule 14D-9, filed on March 22, 2004).

2.
Second Amendment to Rights Agreement Between Monolithic System Technology, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.01 of the Company's 8-K, filed on December 20, 2004).

2

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 22, 2004	MONOLITHIC SYSTEM TECHNOLOGY, INC.
	By	/s/ MARK VOLL Mark Voll Chief Financial Officer and Vice President Finance and Administration

3

EXHIBIT INDEX

1.
First Amendment to Rights Agreement, dated as of February 23, 2004, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit (e)(4) of the Company's Schedule 14D-9, filed on March 22, 2004).

2.
Second Amendment to Rights Agreement Between Monolithic System Technology, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.01 of the Company's 8-K, filed on December 20, 2004).

4

QuickLinks

Explanatory Note
  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX